EXHIBIT 20






                                  Contacts:  Roy Winnick/Richard Wolff
                                             Kekst and Company
                                             (212) 593-2655


                          CHEYENNE SOFTWARE NOT FOR SALE


         Roslyn Heights, N.Y., April 17, 1996 -- ReiJane Huai, Chairman, President and Chief Executive Officer of Cheyenne Software, Inc. (AMEX: CYE), today said, "Cheyenne Software, Inc. is not for sale and has absolutely no interest in pursuing the merger proposal by McAfee Associates, which our Board unanimously determined is not in the best interests of our shareholders and customers. The Cheyenne Board has always been and continues to be committed to achieving long-term value for the Company's shareholders. However, I and the Cheyenne Board have serious concerns about McAfee's business and the value of its stock."

         Mr. Huai further stated that he is shocked by the series of misstatements, misinformation and hyperbole by Bill Larson, McAfee's Chief Executive Officer, since Monday.



         About Cheyenne Software
         Cheyenne Software, Inc. is an international developer of es-sential software solutions for NetWare, Windows NT, UNIX, Macintosh, OS/2, Windows 3.1 and Windows 95 operating systems. Its enterprise-wide offerings include an array of storage man-agement, security, and communications products, including Cheyenne[R] HSM, JETserve[TM], InocuLAN[R], FAXserve[TM], and its flagship product line, the ARCserve[R] family of network backup software. Cheyenne can be contacted at (800) 243-9462 (U.S. or Canada) or (516) 465-4000, or by visiting its WWW home page at: http://www.cheyenne.com.

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